Exhibit 10.6

Aevi Genomic Medicine, Inc.
435 Devon Park Drive, Suite 715
Wayne, Pennsylvania 19087

March 29, 2019

The Children's Hospital of Philadelphia
3401 Civic Center Blvd.
Philadelphia, PA 19104
Attention: Tom Todorow, CFO

Re:        Agreement, dated March 25, 2019

Ladies and Gentlemen:

This letter agreement (this “Agreement”) serves to formalize certain covenants made in the Agreement by and between Aevi Genomic Medicine, Inc. (“Aevi”) and The Children’s Hospital of Philadelphia (“CHOP”) on March 25, 2019. Reference is also made to: (i) that certain Sponsored Research Agreement, dated November 12, 2014, by and between Medgenics Medical Israel Ltd. ("Medgenics") and CHOP, as amended to date (the “SRA”), (ii) that certain License Agreement, dated November 12, 2014, by and between Medgenics and CHOP, as amended to date, (iii) that certain License Agreement, dated September 9, 2015, by and between neuroFix, LLC and CHOP, as amended to date, (iv) that certain License Agreement, dated December 18, 2017, by and between Aevi and CHOP, as amended to date, (v) that certain License Agreement, dated October 3, 2016, by and between Medgenics, Inc. and CHOP, as amended to date and (vi) that certain License Agreement, dated October 20, 2016, by and between Medgenics, Inc. and CHOP, as amended to date ((ii) – (vi), collectively, the “CHOP Agreements”). Simultaneously with this Agreement, Aevi and CHOP are amending each of the CHOP Agreements (the “Amendments”) and Aevi is issuing a convertible secured note to CHOP in the amount of $3,166,666.64 (the “Note”). In consideration for CHOP’s entry into the Amendments and in addition to Aevi’s issuance of the Note, Aevi covenants for the benefit of CHOP:

1.       Through and including June 23, 2019, Aevi will not undertake any equity financing (including the issuance of convertible notes) that would have a dilutive effect on the then-existing holders of Aevi common stock, par value $0.0001 per share (the “Common Stock”). For the avoidance of doubt, any issuance of Common Stock at less than closing market price per share of Common Stock on the Nasdaq Stock Market LLC would be deemed dilutive, but any issuance of Common Stock at or above such price would not be deemed dilutive unless paired with warrants regardless of the strike price thereof, and any issuance of convertible notes at a conversion price at less than such closing market price of Common Stock would be deemed dilutive but any issuance of convertible notes at a conversion price at or above such closing market price of Common Stock would not be deemed dilutive unless paired with warrants regardless of the strike price thereof. Thereafter and until the later of Aevi's repayment in full of the Note or June 30, 2020, Aevi will only undertake an equity financing (including the issuance of convertible notes) if the net proceeds after expenses thereof are reasonably sufficient to provide Aevi with at least six months of cash to sustain operations based on its then-current business plan; provided, however, that CHOP shall have a right of first refusal to purchase any or all equity proposed to be issued in such financing on the same terms upon which any third party investors would have subscribed.

2.       Aevi agrees to pay CHOP the $124,027.20 currently owed under that certain Core Services Agreement, dated as of March 19, 2015, by and among CHOP and neuroFix Therapeutics LLC (“neuroFix”), as amended to date, and agrees to remain current on the payments due under all other intercompany agreements between Aevi or any of its subsidiaries, on the one hand, and CHOP, on the other hand, other than the SRA. If Aevi defaults on any such payments (in accordance with the terms of such agreements), then Aevi’s rights under all of the CHOP Agreements and the Sponsored Research Agreement, dated October 1, 2015, by and between CHOP and Aevi, as amended to date, will immediately terminate.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

[Remainder of Page Intentionally Left Blank]

Very truly yours,		Agreed and Accepted:

AEVI GENOMIC MEDICINE, INC.		THE CHILDREN’S HOSPITAL OF PHILADELPHIA

By:	/s/ Michael Cola	By:	/s/ Thomas Todorow

Name:	Michael Cola	Name:	Thomas Todorow

Title:	CEO	Title:	EVP + Chief Financial Officer

Signature Page to Covenant Letter